 UNITED STATES
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Amber Road, Inc.
(Name of Registrant as Specified In Its Charter)
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AMBER ROAD, INC. FILES DEFINITIVE PROXY STATEMENT AND SENDS LETTER TO STOCKHOLDERS

Recommends Stockholders Vote on the WHITE Proxy Card “FOR”
Amber Road’s Independent, Experienced and Highly Qualified Director Nominees

EAST RUTHERFORD, N.J. ─ April 8, 2019 -- Amber Road, Inc. (NYSE: AMBR) (the “Company”), a leading provider of cloud-based global trade management (GTM) solutions, announced today that it has filed with the Securities and Exchange Commission (the “SEC”) its definitive proxy materials in connection with the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) and has mailed its definitive proxy materials to its stockholders. The record date for the Company’s stockholders entitled to vote at the 2019 Annual Meeting is March 22, 2019. The Annual Meeting is scheduled to be held on May 7, 2019.

The Company’s board of directors (the “Board”) also sent a letter to stockholders urging them to vote on the WHITE proxy card “FOR” the Company’s highly qualified slate of director nominees:

VOTE ON THE WHITE PROXY CARD TODAY
✓	RUDY HOWARD

✓	ANDRE G.F. TOET

✓	KENNETH H. TRAUB

A full copy of the letter can be found below.

VOTE FOR AMBER ROAD’S HIGHLY QUALIFIED DIRECTOR NOMINEES
ON THE WHITE PROXY CARD TODAY

April 8, 2019

Dear Fellow Stockholders:

The 2019 Annual Meeting of Stockholders will be held on Tuesday, May 7, 2019. At this year’s Annual Meeting, you will be asked to make a critical decision regarding the future of Amber Road, Inc. (the “Company”) and your investment. We urge you to protect the value of your investment by voting today by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card “FOR” the Company’s highly qualified, independent director nominees: Rudy Howard, Andre G.F. Toet and Kenneth H. Traub.

In 2018, we continued to successfully execute on our strategic plan, delivering an increase in year-over-year Adjusted EBITDA in excess of $5 million and meaningful levels of profit and cash flow. Our recently refreshed Board and directors up for election this year, which include Ken Traub, a candidate recommended by a long-term stockholder, has the right mix of skills and experience to permit the Company to build on these achievements.

Altai Capital Osprey, LLC (collectively with certain of its affiliates, “Altai”) is attempting to derail our progress by electing its own nominees to the Board to pursue Altai’s agenda that we believe is misaligned with the interests of the rest of our stockholders. Stockholders should be aware that when Altai first contacted the Company in 2018, it did so, in our view, to further its self-interest by pressuring the Company to sell to E2open, LLC (“E2open”), a firm in which Altai owned an economic interest. Altai failed to fully disclose this apparent asymmetry of interests at that time and for several months afterwards.  We therefore believe this calls into question Altai’s current motivations and those of its hand-picked director candidates.

The Company values stockholder perspectives regarding the composition of the Board. Indeed, the Company considered a range of candidates during the course of its most recent Board refreshment that began months before Altai submitted director nominations. In fact, our director refreshment process encompassed a range of candidates, including three recommended by stockholders. Altai, however, never sought to engage with the Company on the topic of director candidates before submitting its nominations. Altai also refused to allow its candidates to be interviewed by the Board.   On the other hand, we welcomed Altai to interview our potential new candidates.  Altai subsequently spoke with Mr. Traub, and as a result is not soliciting proxies against his election to the Board.

Despite Altai’s refusal to let us engage with its candidates, in an effort to avoid a costly and distracting proxy fight, we offered Altai a reasonable settlement proposal. We were disappointed that Altai rejected our settlement proposal, offering no counteroffer in return. This is why it remains our firm belief that Altai has no real strategy other than to gain Board seats to pursue its own personal agenda at stockholders’ expense rather than improving Amber Road’s value for all stockholders.

With the Addition of its New Highly Qualified Board Nominees, Your Board and Management are the Right Team to Continue to Deliver Results, Drive Growth and Create Value

Since 2014 when the Company went public, the Board and management have been focused on growing the business and executing strategic priorities for your long-term benefit. The Board and the Compensation Committee challenged our executives to achieve greater profitability as measured by Adjusted EBITDA, while making investments in products and advanced technology to position the firm for higher-levels of subscription revenue growth as pending macro-economic events unfold. The Company’s improvement in Adjusted EBITDA reflects this effort.1 In 2015, Adjusted EBITDA was ($10.5 million) and net cash used in operating activities was $13.2 million. By 2018, Adjusted EBITDA was $5.4 million, with $3.3 million in cash flow from operations:

We believe that in 2019 and beyond, with the benefit of improving profits and strong positive cash flow, we can accelerate subscription growth by taking advantage of opportunities in global trade, bringing more focus to our sales and marketing efforts, driving expansion into new markets, and increasing subscription revenue growth to double-digit levels.

As many of you are aware, subscription growth is a key driver of our business. Due to the strength of our 2018 bookings, our pipeline, and strategic initiatives, we expect subscription revenue to show year-over-year growth as we move through the quarters and achieve a double-digit subscription growth rate in Q4’19 versus Q4’18. The strong oversight of our Board and the dedication of management and our workforce has generated an increasing revenue trend reflective of our strong customer satisfaction:

As subscriptions continue to grow, the Company remains focused on strengthening its balance sheet. On December 26, 2018, we renegotiated the credit agreement that governs our term loan and revolver, extending the maturity date from December 31, 2019 to December 31, 2021 while preserving the favorable attributes of the agreement. We believe we have ample liquidity to effectively run the business and support the strategic growth initiatives of the Company.

Amber Road is financially well-positioned to execute in a marketplace that is continually challenged by the increasing complexity and velocity of change in global trade, which has been significantly influenced by trade wars, Brexit, and other events. As we look to 2020, we believe we can deliver both double-digit growth in subscription revenue and Adjusted EBITDA margins as well as improved cash flow. We believe that our strategy positions us well for long-term success and will enhance the creation of value for ALL Amber Road stockholders.

Your Board is Open to Strategic Transactions That Maximize Value to All Stockholders

After a thorough evaluation and diligent discussion of E2open’s unsolicited bid of $10.50 per share, the Board unanimously concluded that pursuing it was not in the best interests of the Company and its stockholders. Since E2open’s unsolicited bid, we have continued to successfully execute on our strategy and sell-side analysts have commented on the benefits of our strategic execution:

“Global Trade in Flux, A Major Catalyst for 2019 Bookings; Reiterate Buy, $14 Price Target”
-Glenn G. Mattson, Ladenburg Thalmann

“Progress on profitability and the comments on demand trends in China and Europe are encouraging to us. We maintain our Buy Rating and $14 Price Target”
-Tom Roderick and Matthew Van Vliet, Stifel

“Amber Road reported upside to our 4Q sales and EPS estimates highlighted by continued leverage and profitability improvements. Buy Rating—$13.00 Price Target”
-Scott Berg, Needham

The Board considers all opportunities that may enhance stockholder value in accordance with its fiduciary duties. Historically, your Board has demonstrated its openness to accretive strategic transactions through the Company’s acquisitions of Easy Cargo in 2013 and ecVision in 2015. Although the Board is not opposed to a strategic transaction, E2open’s unsolicited offer, supported by Altai’s conflicted interests, attempted to take opportunistic advantage of our share price at the time and failed to appropriately value our Company and reward all stockholders.

Your Board Appreciates Constructive Dialogue With Stockholders and Attempted To Avoid An Unnecessary Proxy Fight

Despite our disagreement over the E2open offer, we have been open to dialogue with Altai for more than a year, and have always been open to talking to stockholders about potential Board nominees. Altai never engaged with us in that regard until it submitted its formal director nominations.  Notably, Altai made these nominations only after it appeared to abort what was in our view an improper demand for the Company’s corporate books and records about the E2open offer.  We believe this is yet another reason stockholders should question Altai’s motives for seeking to elect its nominees to the Board.

We made multiple efforts to evaluate Altai’s nominees by offering to meet with Altai’s nominees and perform routine due diligence processes. At the time that Altai refused to let us speak to its candidates, we were finishing a director refreshment process that began in the summer of 2018.  As part of this process, we sought and welcomed stockholder input with respect to the composition of the Board, including from long-term stockholders of the Company. As a result of this valuable input, we are proud to have nominated Ken Traub, a corporate governance expert who has represented the interests of stockholders on public company boards for many years.

The Nominating and Corporate Governance Committee of the Board — consisting entirely of independent directors — along with the full Board concluded that adding Altai’s candidates would not be in the best interests of the Company and its stockholders. We remain concerned about Altai’s nominees even with, what is in our view, the limited information Altai disclosed. For example, Marshall Heinberg, one of Altai’s nominees, is an executive of a public company undergoing a financial restatement that is subject to a Nasdaq delisting process because of its failure to timely file 10-K and 10-Q reports with the SEC during his tenure. Further, he is already a member of three public company boards. This raises serious questions about over-boarding and whether he can devote the requisite time and energy to the Company. Based on publicly available information, Mr. Heinberg and Altai’s second nominee, James Watson, have skillsets that appear to lack the depth of experience in global trade or supply chain management, emerging growth software, related technology or global expertise that the Company has identified as important to move its strategic plan forward.

As of this Annual Meeting the Board will have Added Three New Independent Directors in the Past 18 Months

We have been a public company for five years. During this time, we have proactively sought to strengthen the Company’s governance, as well as financial and strategic performance, and continuously strive to enhance our ability to create value for stockholders. These concerted efforts have yielded three new independent directors in approximately the last 18 months who provide substantial industry expertise, extensive executive and corporate governance experience and strong track records of creating value for stockholders.

You can protect your investment in Amber Road by voting for all three of our highly qualified, independent nominees, Rudy Howard, Andre G.F. Toet and Ken Traub

Your Board proudly nominates Rudy Howard, Andre G.F. Toet and Ken Traub for election as directors at the 2019 Annual Meeting. These independent candidates bring unique skillsets to the table that will permit the Company to continue on its course of successfully implementing a strategic plan to deliver value to all stockholders.

✓
Rudy’s extensive experience in financial and accounting matters, coupled with his background as an executive officer at several public companies, makes him well qualified to serve as a director of the Company. He has served as Chairperson of our Audit Committee for several years, and we believe his continued service in this capacity is invaluable.

✓
Andre brings extensive operating experience with successful logistics companies, including past leadership positions at the Port of Rotterdam, the largest commercial port in Europe. In particular, he would deepen our Board’s overall strength in the areas of Global Trade Management/Supply Chain Management and Global/International Expertise. He also brings an extensive set of valuable industry contacts that we believe will help the Company increase its footprint, as well as subscription sales, in Europe and react to changes likely to be caused by Brexit.

✓
Ken, recommended to the Company by a long-term stockholder, has a substantial record of value creation as an investor, operator and corporate governance expert.  He will bring the necessary energy and experience to enable us to fully deliver on our mission for all stakeholders rather than a select few. Ken increases the Board’s overall strength in the areas of Emerging Growth Software/Senior Leadership, Risk Management and Public Company Board experience.

Protect the Value of Your Investment in the Company: Vote the WHITE Proxy Card Today

We are honored to serve on behalf of you, our stockholders. Your Board and management team are committed to constructive engagement with all our stockholders with the goal of maximizing the value of your investment. The Board unanimously recommends that you vote your shares “FOR” your experienced and highly qualified director nominees on the WHITE proxy card—Rudy Howard, Andre G.F. Toet and Ken Traub to further this goal.

Your vote is extremely important. Regardless of the number of shares you own, it is important that your voice be heard in regard to this important decision regarding your investment. We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope. If you received a GOLD proxy card from Altai, please disregard it and do not send back any GOLD proxy cards, even to vote against the Altai nominees, as doing so may cancel out any votes you place “FOR” the Company’s highly-qualified slate of director nominees as only your latest dated proxy card will be counted at the annual meeting.

If you have any questions or require assistance in voting your shares of the Company’s stock, you should call MacKenzie Partners, Inc., the Company’s proxy solicitor, by calling toll-free at (800) 322-2885 or at (212) 929-5500.

On behalf of the Board, thank you for your continued support.

Very truly yours,

/s/ James Preuninger	/s/ Barry Williams	/s/ Rudy Howard

James Preuninger	Barry Williams	Rudy Howard

/s/ Pamela Craven	/s/ Ralph Faison

Pamela Craven	Ralph Faison

About Amber Road
Amber Road’s (NYSE: AMBR) mission is to dramatically transform the way companies conduct global trade. As a leading provider of cloud-based global trade management (GTM) software, trade content and training, we help companies all over the world create value through their global supply chain by improving margins, achieving greater agility and lowering risk. We do this by creating a digital model of the global supply chain that enables collaboration between buyers, sellers and logistics companies. We replace manual and outdated processes with comprehensive automation for global trade activities, including sourcing, supplier management, production tracking, transportation management, supply chain visibility, import and export compliance, and duty management. We provide rich data analytics to uncover areas for optimization and deliver a platform that is responsive and flexible to adapt to the ever-changing nature of global trade.

Cautionary Language Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only our current expectations and beliefs, and therefore, contain risks and uncertainties about future events or our future financial performance, including, but not limited to, achieving revenue from bookings, closing business from the sales pipeline, new customer deployments and maintaining these relationships, the ability to reduce operating losses and use of cash, and attaining profitability. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” and similar expressions, whether in the negative or affirmative. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in our filings with the SEC, including, without limitation, our annual, periodic and current SEC reports. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, our future results, levels of activity, performance or achievements may differ from our expectations. Other than as required by law, we do not undertake to update any of the forward-looking statements after the date of this press release, even though our situation may change in the future.

Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2019 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identities of the Company’s directors and executive officers, and their direct or indirect interests, by security holdings or otherwise, are set forth in the proxy statement and other materials filed with the SEC in connection with the 2019 Annual Meeting. Stockholders can obtain the proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. These documents are also available at no charge at the Company’s website at www.amberroad.com in the “Investor Relations” section under “SEC Filings.”

Investor Relations Contact:	Media Contacts:

Staci Mortenson, ICR	Phil Denning, ICR

201-806-3663	646-277-1258

InvestorRelations@AmberRoad.com	Phil.Denning@ICRinc.com

Additional Investor Contact:	Annika Helmrich, Amber Road, US & Canada

Bob Marese, MacKenzie Partners, Inc.	201-806-3656

212-929-5500	AnnikaHelmrich@AmberRoad.com

amberroad@mackenziepartners.com
Martijn van Gils, Amber Road, Europe & Asia

+31 858769534

MartijnvanGils@AmberRoad.com

1 Please see Annex B of the Company’s proxy statement for a reconciliation to GAAP of Adjusted EBITDA and other non-GAAP measures.